Exhibit 15.(a)1

                            Consent of Somekh Chaikin
                  independent Registered public accounting firm
                       and a member of KPMG International.

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Consent of Independent Registered Public Accounting Firm


The Board of Directors
ECI Telecom Ltd.
Tel Aviv
Israel

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-121314) and in the Registration Statements on Form S-8 (333-121317, 333-12868, 333-103669, 333-10078, 333-9860, 33-75904 and 33-49984)
of ECI Telecom Ltd. of our report dated March 10, 2005, with respect to the consolidated balance sheets of ECI Telecom Ltd. as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004.


/s/ Somekh Chaikin
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Somekh Chaikin
A member of KPMG International
Tel Aviv, Israel
March 30, 2005